Exhibit 10.3

Packaging Holdings Inc.
c/o Burns, Philp & Company Pty Limited
Level 23, 56 Pitt Street
Sydney NSW 2000
Australia

June 13, 2007

United Steelworkers

Five Gateway Center

Pittsburgh, PA 15222

RE: Acquisition of Blue Ridge by Rank Group Limited.

Ladies and Gentlemen:

The following will confirm our understanding and agreement as to the terms and conditions of employment that will apply to United Steelworker-represented (“USW”) bargaining unit employees of Blue Ridge Paper Products (“Blue Ridge”) in the event that Blue Ridge is acquired (the “Acquisition”) either directly or indirectly, including through a merger with Packaging Holdings Inc(the “Company”) by Rank Group Limited.

The Company and the USW agree that if the Acquisition is consummated, then.

1.  The agreements between Blue Ridge and the USW existing as of the today (the “Current CBAs”) shall remain in effect for their original term, except as expressly set forth herein.  The Notice of Termination sent by the USW, dated May 1, 2007, shall be cancelled and the Right to Terminate letter agreement, dated July 10, 2006, shall be of no further force or effect.

2.  The major pulp and paper making equipment at the Canton facility and the major equipment at the Waynesville facility will be operated without interruption and there shall be no involuntary lay-offs of USW-represented employees as a result of the Acquisition during the term of the Current CBAs provided, however, that (a) layoffs resulting from the failure to operate said machines as a result of shutdowns for maintenance or “Acts of God” will not constitute or result in a violation of this agreement; and (b) layoffs resulting from changes in market conditions which make certain products or operations non-competitive will not constitute a violation of this agreement.

3.  The Company may close no more than one of the USW represented, as of this date, converting facilities during the term of the Current CBAs, unless changes in market conditions make certain products, operations or facilities non-competitive, in which event this paragraph will not apply to such products, operations or facilities.  Any contractual severance obligation will be honored in the event a facility is closed and such provisions will control unless the USW and the Company agree to other terms at or subsequent to the time of the announcement of the closure.

4.  Any bargaining unit headcount reductions made possible through the synergies of the Acquisition will be achieved through attrition.

5.  The disposition of any converting facility, as required by any governmental agency as a requirement for approval of the contemplated Acquisition will not constitute a violation of this agreement.

6.  Profit sharing, as defined in the Current CBAs, will be eliminated as of the effective date of the Acquisition and in lieu thereof the USW represented employees will receive an additional 2% wage increase in the second year of the contract and a 1% wage increase in the third year of the contract.

7.  The Company has been advised by Blue Ridge and the USW that Article 31.B. of the Master Agreement between Blue Ridge and the USW has never been implemented and is of no force or effect; and for this reason, Article 31.B. is deleted from the Master Agreement.

8.  Blue Ridge and the USW will cause the ESOP to be terminated as of immediately following the consummation of the Acquisition, with proceeds to be distributed in accordance with the terms of the ESOP.

9. In the event of a plant closure or layoff from a former Blue Ridge facility represented by the USW, the impacted bargaining unit employee(s) will be offered preferential hire rights to other facilities represented by the USW as provided on Attachment A to this letter of agreement..

10.  This letter agreement has been duly authorized, executed and delivered by the parties hereto and is the legal, valid and binding obligation of USW and the Company, enforceable in accordance with its terms

11. This letter agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein is intended to or shall confer upon any other person or entity, any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.  USW acknowledges that this agreement shall be enforceable on behalf of the Company by Rank Group Limited or any affiliate of Rank Group Limited and/or Blue Ridge (provided that any enforcement by Blue Ridge prior to the closing of the Acquisition shall require the consent of Rank Group Limited).

12.  This letter is the complete agreement of the parties concerning the subject matter hereof and supersedes any prior agreements concerning such subject matter.

[REMAINER OF PAGE INTENTIONALLY LEFT BLANK]

Sincerely,

Packaging Holdings Inc.

By:	/s/ GREGORY ALAN COLE
Name: Gregory Alan Cole
Title: Vice President

Agree To and Confirmed on behalf of
the United Steelworkers

/s/ STAN JOHNSON
Name: Stan Johnson
Title: Authorized Representative of the United Steelworkers

ATTACHMENT A:  Preferential Hiring

1.  Eligibility.  In the event of a plant closure or layoff from a former Blue Ridge facility represented by the USW, the impacted bargaining unit employee(s) will be eligible for preferential hiring opportunities before the Company hires new employees at other Blue Ridge facilities presented by the USW or Evergreen Packaging Inc. hires new employees at its facilities represented by the USW, provided that preferential hiring will not apply to any employee who opted to retire or otherwise voluntarily sever his or her employment relationship with the Company upon layoff or complete plant closure.  Preferential hire positions will not be filled until regular recall is exhausted at the facility requested.

2.  Qualifications.  Preferential hire applicants will not be subjected to interviews, tests, qualifications or other criteria not required of regular laid off employees being recalled to similar jobs within the facility in which preferential hire is desired.  If the preferential hire applicant were qualified in a similar job in their home facility that applicant will be considered as qualified for similar jobs in the new facility.

3.  Preferential Hiring List.  The Company will maintain a master list of preferential hire requests, in order of Company seniority.  Laid-off employees desiring to place their names on the list shall submit a written request to the Company, on forms to be provided by the Company and delivered to an address specified by the Company.  The forms will allow the laid-off employee to identify which other Blue Ridge facility or facilities represented by the USW at which the employee desires to be considered for preferential hiring.  Prior to hiring new employees from the street at any such facility, the Company will  offer those vacant positions  to laid-off employees listed on the Preferential Hiring List, with offers made in sequence on the basis of  Company Seniority.

4.  Duration of Preferential Hiring Rights.  Preferential hire rights will be maintained as long as the individual employee would have retained recall rights under the terms of the Collective Bargaining Agreement in place at the time of layoff or plant closure, unless improvements are made in subsequent collective bargaining agreements.

5.  Retention of Prior Rights.  While awaiting an opportunity for preferential hire, laid-off  bargaining unit employees who place their names on the Preferential Hiring List  will retain all rights and privileges at their original home facility as specified by the applicable  Collective Bargaining Agreement  If preferential hire is offered and accepted at another facility, the employee will continue to  retain recall rights to their home facility, if the home facility remains in operation.

6.  Seniority After Preferential Hiring.  Upon entry in to a different facility as a result of preferential hire the bargaining unit employee will retain total company seniority for purposes of vacation, pension, or other contractual rights specifically allowed within the master contract agreement.  However, the bargaining unit employee exercising preferential hire will not be able to utilize their Company Seniority for purposes of shift preference, job bidding, vacation scheduling or other seniority rights dependent upon seniority normally held within the specific site or unit; plant seniority will control as to such rights.

7.  The specific language incorporating the principles set forth above will be negotiated in good faith by the parties within the current Collective Bargaining Agreement(s) by addendum upon closing of the transaction using Appendix “B” within the current Collective Bargaining Agreement as a template (it being understood that the terms set forth herein shall be binding until such time as such addendum is agreed upon).